Exhibit 99.1


  Contact:
  Robert J. Hugin                                         Brian P. Gill
  Senior VP and CFO                                       Director of PR/IR
  Celgene Corporation                                     Celgene Corporation
  (908) 673-9102                                          (908) 673-9530


                CELGENE CORPORATION FIRST QUARTER RESULTS DELIVER
                RECORD OPERATING PERFORMANCE AND KEY CLINICAL AND
                               REGULATORY PROGRESS

Product Sales Drive Record First Quarter Revenue and Profits:

o    Total Revenue Increased Approximately 36 Percent Year-Over-Year

o    Adjusted Earnings Per Diluted Share More Than Doubled Versus Prior Year

o    Company Affirms 2005 Financial Targets

REVLIMID(R)(lenalidomide) Clinical and Regulatory Programs Advanced:

o REVLIMID Pivotal Phase III Special Protocol Assessment (SPA) Multiple Myeloma (MM) Trials Reported Overwhelming Statistically Significant Difference (p<0.00001) in Time-To-Progression (TTP) Rate, Exceeding Pre-Specified Interim Efficacy Endpoint, at 10th International Multiple Myeloma Workshop

o REVLIMID NDA Submission to FDA, Based on Phase II Studies, Completed for Treatment of Myelodysplastic Syndromes (MDS) Patients with 5q Deletion Chromosomal Abnormality

FIRST QUARTER HIGHLIGHTS:

o    Total Revenue for the First Quarter Reached a Record $112.4 Million

o 113 Abstracts on Clinical Data for THALOMID(R), REVLIMID, ACTIMID(TM) and ALKERAN(R) Presented at the 10th International Multiple Myeloma Workshop

o REVLIMID Clinical Data from Interim Analysis of Pivotal Phase III SPA Trials in Previously Treated Multiple Myeloma Presented at the 10th International Multiple Myeloma Workshop

o Peer-Reviewed Article on Clinical Data from Initial REVLIMID Study in MDS Reported in New England Journal of Medicine (February 9, 2005 Issue)

o    Celgene Licensed Rights to EntreMed, Inc. for Tubulin Inhibitor Program

o Study Reported Pluripotent Stem Cells Isolated from Non-Controversial Placental Source at International Stem Cell Meeting

ASCO 2005 PREVIEW:

o 42 Abstracts on Clinical Data for THALOMID(R), REVLIMID(R), ACTIMID(TM), ALKERAN(R) and FOCALIN(TM) as Single Agents and in Combination Therapies to be Presented at The American Society of Clinical Oncology (May 12-17, 2005)

     o Updated Clinical Data From REVLIMID Pivotal Phase III SPA Trials in Previously Treated Multiple Myeloma Patients to be Presented at ASCO Scientific Symposium

     o REVLIMID Clinical Data from MDS-003 Trial in Myelodysplastic Syndromes Patients with 5q Deletion Chromosomal Abnormality to be Presented at ASCO Plenary Session

     o    REVLIMID Clinical Data in Chronic Lymphocytic Leukemia to be Presented

     o Numerous Abstracts Evaluating THALOMID as Potential Therapy in Hematological and Solid Tumor Cancers

SUMMIT, NJ - (April 28, 2005) - CELGENE CORPORATION (NASDAQ: CELG) announced adjusted diluted earnings per share of $0.11 for the quarter ended March 31, 2005, driven by record product sales. On a reported basis, under U.S. Generally Accepted Accounting Principles (GAAP), Celgene reported earnings per diluted share of $0.26 in the first quarter of 2005 that included a one-time gain from the recognition of deferred tax assets previously reserved. Total revenue for the first quarter increased 35.6% to $112.4 million from $82.9 million for the prior-year quarter. THALOMID net sales in the first quarter of 2005 increased 27.7% to $88.4 million from $69.2 million in the first quarter of 2004. Celgene posted first quarter adjusted net income of $19.1 million, or adjusted earnings of $0.11 per diluted share compared to net income of $8.9 million or $0.05 per share in the first quarter of last year.

On a reported basis, under GAAP, Celgene reported earnings per diluted share of $0.26 in the first quarter of 2005, versus $0.05 per diluted share in the same quarter last year.

Adjusted net income and per share amounts eliminate the effect of first quarter charges in 2005 relating to a one-time non-cash charge associated with acceleration of depreciation expense for the Company's corporate headquarters relocation, exclusion of charges recorded for the change in estimated value of the Company's investment in EntreMed, Inc. warrants and in-process research and development relating to our purchase of EntreMed shares as the result of exercising our warrants offset by the tax effect related to those adjustments, recognition of deferred tax assets which were previously reserved, and reflects the projected cash tax rate for the year.

Adjusted or Non-GAAP financial measures provide investors and management with supplemental measures of operating performance and trends that facilitate comparisons between periods before, during and after certain items that would not otherwise be apparent on a GAAP basis because certain unusual and one-time or non-recurring charges that do not affect the Company's basic operations also do not meet the GAAP definition of unusual non-recurring items. Adjusted earnings are not, and should not be, viewed as a substitute for GAAP net income. Our definition of adjusted earnings may differ from others.

To support accelerated clinical development and to advance regulatory filings, Celgene increased R&D expenditures in REVLIMID(R) Phase II regulatory programs in myelodysplastic syndromes and the ongoing pivotal Phase III SPA trials for multiple myeloma. Celgene incurred R&D expenses of $40.0 million in the first quarter of 2005, representing an increase of 6.1% compared to the year ago quarter. These R&D expenditures continue to support ongoing clinical progress in multiple proprietary development programs.

Celgene reported $701.3 million in cash, marketable securities and investments as of March 31, 2005.

"Celgene continues to achieve excellent performance and significant progress across all key regulatory programs and business units." said John W. Jackson, Chairman and Chief Executive Officer of Celgene Corporation. "As we work to improve people's lives, we are building a highly profitable global biopharmaceutical company focused on delivering innovative therapies for unmet medical needs in cancer and immune-inflammatory diseases."

AFFIRMS 2005 FINANCIAL OUTLOOK:

The Company today affirmed its 2005 financial targets, announced on January 27, 2005. 2005 financial guidance anticipates total revenue in a $525 million range, with THALOMID(R) revenue targeted to reach the $400 million range. We are maintaining our revenue forecast for the Ritalin(R) family of drugs at approximately $60 million in 2005, which includes a significant milestone payment for the anticipated approval of FOCALIN XR(TM). Research and development expenses are expected to be in the range of $190 million, and selling, general and administrative expenses are targeted to reach a range of $140 million. Adjusted diluted earnings per share for the full-year are expected to be in the $0.55 range.


2005 FIRST QUARTER COMPANY HIGHLIGHTS:

CLINICAL, REGULATORY AND DRUG DISCOVERY ACHIEVEMENTS:

o The Company announced that it completed the rolling submission of its New Drug Application (NDA) for REVLIMID, an investigational drug, to the Division of Oncology Drug Products at the U.S. Food and Drug Administration
     (FDA) for review. Our NDA is seeking approval to market REVLIMID(R) as a treatment for transfusion-dependent patients with myelodysplastic syndromes
     (MDS) and with a 5q deletion chromosomal abnormality.

o The Company announced that external Independent Data Monitoring Committee analyses of both REVLIMID Phase III SPA multiple myeloma trials exceeded the pre-specified stopping rule of p<0.0015 statistical significance for the trials. This Independent Committee found a statistically significant improvement in time to disease progression, the primary endpoint of these Phase III trials, in patients receiving REVLIMID plus dexamethasone compared to patients receiving dexamethasone alone. Celgene is in ongoing discussions with the FDA and international regulatory authorities regarding the submission of these data for potential marketing approval.

o At the 10th International Multiple Myeloma Workshop held in Sydney, Australia, clinical results from our Pivotal Phase III SPA trials using REVLIMID as a new approach in the treatment of previously treated multiple myeloma patients were presented. The studies reported an overwhelming statistically significant difference (p<0.00001) in the TTP, the primary endpoint of the two trials. At the time of the interim analysis, the median TTP for the combination therapy arms had not been reached both for the U.S. trial at fifteen months and for the international trial at more than eleven months. This is in contrast to the TTP for the dexamethasone only treated arms of both trials in which the median TTP was five months.

o The New England Journal of Medicine published in February a peer-reviewed article on a Phase I/II trial that evaluated REVLIMID therapy for patients with myelodysplastic syndromes (MDS). This study conducted at the University of Arizona by Alan List, M.D., Professor of Medicine and Program Leader Hematologic Malignancies at the H. Lee Moffitt Cancer Center, Tampa, Florida. REVLIMID has received both orphan drug status and fast track designation from the U.S. Food and Drug Administration (FDA) and orphan drug status from the European Agency for the Evaluation of Medicinal Products for the treatment of MDS.

o At an oral presentation at a recent International Conference on Stem Cell Research and Therapeutics in San Diego, Celgene announced that human placenta-derived stem cells that are "pluripotent", or have the ability to become multiple different types of tissue, can be isolated with a proprietary perfusion technology from placentas, a non-controversial source of stem cells.

CORPORATE AND COMMERCIAL ACHIEVEMENTS:

o In advance of potential product launches, the Celgene management team was further strengthened by the addition of Shawn Tomasello as Vice President of Sales. Prior to joining Celgene, Shawn spent sixteen years with Genentech, Inc. In her most recent position, Shawn led the National Sales Force responsible for Rituxan(R), the number one selling Oncology Product in the U.S.

o Celgene announced a licensing agreement with EntreMed, Inc., whereby EntreMed has been granted rights to develop and commercialize the Company's tubulin inhibitor compounds, a class of orally available, anti-proliferative agents that have demonstrated, in preclinical models, activity against drug-resistant cancer cells, inhibition of inflammatory cytokines and anti-angiogenic activity.

o As part of our long-term collaboration with Slone Epidemiology Center at Boston University, Celgene and Slone have initiated the development of Multiple Myeloma and Myelodysplastic Syndromes registries. These outcomes-based registries are expected to open in 2006, and are designed to increase the healthcare community's understanding of effective MDS and MM disease management strategies.

Webcast

Celgene will host a conference call to discuss the results and achievements of its first quarter 2005 operating and financial performance on April 28, 2005 at 9:00 a.m. EDT. The conference call will be available by webcast at www.celgene.com. An audio replay of the call will be available from noon EDT April 28, 2005 until midnight EDT May 5, 2005. To access the replay, dial 1-800-642-1687 and enter Reservation Number 5702223.

ABOUT CELGENE

Celgene Corporation, headquartered in Summit, New Jersey, is an integrated global biopharmaceutical company engaged primarily in the discovery, development and commercialization of novel therapies for the treatment of cancer and inflammatory diseases through gene and protein regulation. For more information, please visit the Company's website at www.celgene.com.

THIS RELEASE CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS WHICH INVOLVE KNOWN AND UNKNOWN RISKS, DELAYS, UNCERTAINTIES AND OTHER FACTORS NOT UNDER THE COMPANY'S CONTROL, WHICH MAY CAUSE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM THE RESULTS, PERFORMANCE OR OTHER EXPECTATIONS IMPLIED BY THESE FORWARD-LOOKING STATEMENTS. THESE FACTORS INCLUDE RESULTS OF CURRENT OR PENDING RESEARCH AND DEVELOPMENT ACTIVITIES, ACTIONS BY THE FDA AND OTHER REGULATORY AUTHORITIES, AND THOSE FACTORS DETAILED IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION SUCH AS FORM 10-K, 10-Q AND 8-K REPORTS.

                                      # # #

                               CELGENE CORPORATION
                         CONSOLIDATED FINANCIAL RESULTS
                                   (UNAUDITED)
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

CONSOLIDATED STATEMENT OF OPERATIONS DATA
-----------------------------------------
                                                            THREE MONTHS ENDED MARCH 31, 2005                    THREE MONTHS ENDED
                                                         GAAP                 ADJUSTMENTS         "ADJUSTED"       MARCH 31, 2004
                                                    ------------------- -------------------   ---------------- ---------------------
Net product sales                                     $  97,645                $    --           $  97,645         $  76,120
Collaborative agreements and other revenue                5,229                     --               5,229             2,133
Royalty revenue                                           9,522                     --               9,522             4,620
                                                    ------------------- -------------------   ---------------- ---------------------
    Total revenue                                       112,396                     --             112,396            82,873

Cost of goods sold                                       12,604                     --              12,604            14,395
Research and development                                 40,037                     --              40,037            37,728
Selling, general and administrative                      37,806                   (1,216)(1)        36,590            25,936
                                                    ------------------- -------------------   ---------------- ---------------------
    Total costs and expenses                             90,447                   (1,216)           89,231            78,059
                                                    ------------------- -------------------   ---------------- ---------------------

Operating income                                         21,949                    1,216            23,165             4,814

Equity in losses of associated company                    4,355                   (4,355)(2)          --                --
Interest and other income, net                           (3,552)                   6,875(3)          3,323             4,901
                                                    ------------------- -------------------   ---------------- ---------------------
Income before taxes                                      14,042                   12,446            26,488             9,715

Income tax provision (benefit)                          (34,172)                  41,589(4)          7,417               801
                                                    ------------------- -------------------   ---------------- ---------------------
Net income                                            $  48,214                $ (29,143)           19,071         $   8,914
                                                    =================== ===================   ================ =====================
PER COMMON SHARE - BASIC AND DILUTED (1)
----------------------------------------
Net income - basic                                    $    0.29                $   (0.18)        $    0.12        $    0.05
                                                    =================== ===================   ================ =====================
Net income - diluted                                  $    0.26                $   (0.15)        $    0.11         $    0.05
                                                    =================== ===================   ================ =====================
Weighted average shares outstanding-basic               165,613                  165,613           165,613           162,950
                                                    =================== ===================   ================ =====================
Weighted average shares outstanding-diluted             191,108                  191,108           191,108           174,526
                                                    =================== ===================   ================ =====================

CONSOLIDATED BALANCE SHEET DATA
----------------------------------------
                                              MARCH 31,          DECEMBER 31,
                                                 2005                2004
                                        ---------------------------------------

Cash, cash equivalents & marketable
      securities                               $  701,283            $  748,537
Total assets                                    1,125,636             1,107,293
Convertible notes                                 400,000               400,000
Stockholders' equity                              534,706               477,444






CELGENE CORPORATION
NOTES TO RECONCILIATION OF GAAP EARNINGS TO "ADJUSTED" EARNINGS
(UNAUDITED)
(IN THOUSANDS, EXCEPT PER SHARE DATA)

(1) To exclude the one-time non-cash expense associated with acceleration of depreciation expense related to the Company's corporate headquarters relocation.

(2) To exclude the charge for in-process research and development related to the Company's equity method investment in EntreMed, Inc.

(3) To exclude the charge recorded for changes in estimated value of the Company's investment in EntreMed, Inc. warrants.

(4) The adjusted income tax provision reflects the projected cash tax rate of 28.0% for 2005, including $8.5 million of benefit for book/cash tax differences, and excluding $42.6 million of benefit for the deferred tax asset recognition and $7.5 million of benefit for the tax effect of the above adjustments.